RESTATED CHARTER

                                       OF

                      THE EQUITABLE LIFE ASSURANCE SOCIETY
                              OF THE UNITED STATES

                                      Under
                             Sections 1206 and 7103
                        of the New York Insurance Law and
                                   Section 807
                    of the New York Business Corporation Law
                    ----------------------------------------

         The undersigned, being the President and Secretary, respectively, of The Equitable Life Assurance Society of the United States (the "Corporation"), a New York corporation, hereby certify as follows:

         1. The name of the Corporation is The Equitable Life Assurance Society of the United States.

         2. The Charter of the Corporation was filed in the office of the Superintendent of Insurance of the State of New York on May 10, 1859.

         3. The Charter of the Corporation, as restated and amended prior to the date hereof (the "Charter"), is hereby further amended, as authorized by Sections 1206 and 7103 of the New York Insurance Law and Section 807 of the New York Business Corporation Law, in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 19, 1996, by and between the Corporation and Equitable Variable Life Insurance Company ("EVLICO"), to (i) revise the provision of the Charter relating to the definition of "Life Insurance" to be in accordance with Section 1113 (a) (1) of the New York Insurance Law and (ii) delete the third sentence in paragraph (a) of Article VI relating to the Board of Directors of the Corporation.

         4. The text of the Charter, as amended by the filing of this Restated Charter, is hereby amended and restated to read in full as follows:

                                                                RESTATED CHARTER

                                                                              OF

                                            THE EQUITABLE LIFE ASSURANCE SOCIETY
                                                            OF THE UNITED STATES



ARTICLE I

         The name of the corporation shall continue to be The Equitable Life Assurance Society of the United States.

ARTICLE II

         The principal office of the corporation shall be located in the City of New York, County of New York, State of New York.

ARTICLE III

         (a) The business to be transacted by the corporation shall be the kinds of insurance business specified in Paragraphs 1, 2 and 3 of Subsection (a) of
Section 1113 of the Insurance Law of the State of New York, as follows:

                  (1) "Life insurance": every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (A) of terminal illness defined as a life expectancy of twelve months or less, or (B) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer


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


         to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                  (2) "Annuities": all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph (1) above. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;

                  (3) "Accident and health insurance": (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted; such other kind or kinds of business now or hereafter authorized by the laws of the State of New York to stock life insurance companies; and such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the corporation is authorized to do.

         (b) The corporation shall also have all other rights, powers, and privileges now or hereafter authorized or granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to stock life insurance companies having power to do the kind or kinds of business hereinabove referred to and any and all other rights, powers, and privileges of a corporation now or hereafter granted by the laws of the State of New York and not prohibited to such stock life insurance companies.


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


ARTICLE IV

         The business of the corporation shall be managed under the direction of the Board of Directors.

ARTICLE V

         (a) The Board of Directors shall consist of not less than 13 (except for vacancies temporarily unfilled) nor more than 36 Directors, as may be determined from time to time by a vote of a majority of the entire Board of Directors. No decrease in the number of Directors shall shorten the term of any incumbent Director.

         (b) The Board of Directors shall have the power to adopt from time to time such By-Laws, rules and regulations for the governance of the officers, employees and agents and for the management of the business and affairs of the corporation, not inconsistent with this Charter and the laws of the State of New York, as may be expedient, and to amend or repeal such by-laws, rules and regulations, except as provided in the By-Laws.

         (c) Any or all of the Directors may be removed at any time, either for or without cause, by vote of the shareholders.

         (d) No Director shall be personally liable to the corporation or any of its shareholders for damages for any breach of duty as a Director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a Director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or were acts or omissions which (a) he or she knew or reasonably should have known violated the Insurance Law of the State of New York or (b) violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the Insurance Law of the State of New York (or any regulations promulgated thereunder) or (c) constituted a knowing violation of any other law; or (ii) the liability of a Director for any act or omission prior to September 21, 1989.


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


ARTICLE VI

         (a) The Directors of the corporation shall be elected at each annual meeting of shareholders of the corporation in the manner prescribed by law. The annual meeting of shareholders shall be held at such place, within or without the State of New York, and at such time as may be fixed by or under the By-Laws. At each annual meeting of shareholders, directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders.

         (b) Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board of Directors shall be filled by vote of the shareholders.

         (c) Each Director shall be at least twenty-one years of age, and at all times a majority of the Directors shall be citizens and residents of the United States, and not less than three of the Directors shall be residents of the State of New York.

         (d) The Board of Directors shall elect such officers as are provided for in the By-Laws at the first meeting of the Board of Directors following each annual meeting of the shareholders. In the event of the failure to elect officers at such meeting, officers may be elected at any regular or special meeting of the Board of Directors. A vacancy in any office may be filled by the Board of Directors at any regular or special meeting.

ARTICLE VII

         The duration of the corporate existence of the corporation shall be perpetual.

ARTICLE VIII

         The amount of the capital of the corporation shall be $2,500,000, and shall consist of 2,000,000 Common Shares, par value $1.25 per share.


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


         5. The Merger Agreement and the foregoing amendments and restatement of the Charter were duly authorized, adopted and approved at a meeting duly called and held on September 19, 1996 by the board of directors of the Corporation, followed by the written consent of the sole shareholder of the Corporation, and the Merger Agreement was duly authorized, adopted and approved by the unanimous written consent dated September 19, 1996 of the board of directors of EVLICO followed by the written consent of the sole shareholder of EVLICO.

         IN WITNESS WHEREOF, the undersigned have executed this Restated Charter on the 19th day of September, 1996.


                                                  /s/ James M. Benson
                                                      --------------------------
                                                      James M. Benson
                                                       President


                                                  /s/ Pauline Sherman
                                                      --------------------------
                                                      Pauline Sherman
                                                       Secretary


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


STATE OF NEW YORK                           )
                                            )        SS.:
COUNTY OF NEW YORK                          )

         On this 19th day of September, 1996, before me personally came James M. Benson, to me personally known to me to be one of the persons who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.


                                                 /s/ Edra F Bloom
                                                     --------------------------
                                                     Notary Public


                                                        EDRA F. BLOOM
                                              Notary Public, State of New York
                                                        No. 31-4962102
                                                Qualified in New York County
                                          Commission Expires February 12th, 1998

STATE OF NEW YORK                           )
                                            )        SS.:
COUNTY OF NEW YORK                          )

         On this 19th day of September, 1996, before me personally came Pauline Sherman, to me personally known to me to be one of the persons who executed the foregoing instrument, and she duly acknowledged to me that she executed the same.


                                                 /s/ Edra F Bloom
                                                     --------------------------
                                                     Notary Public


                                                        EDRA F. BLOOM
                                              Notary Public, State of New York
                                                        No. 31-4962102
                                                Qualified in New York County
                                          Commission Expires February 12th, 1998


44606-1.DOC


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